Exhibit 2.3

EXECUTION COPY

SECOND AMENDMENT TO THE

ACQUISITION AGREEMENT

This Second Amendment to the Acquisition Agreement (this “Second Amendment”) is made as of November 10, 2008 by and among Hourglass Acquisition I, LLC, a Delaware limited liability company (the “Company”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation (the “Seller”), Preferred Unlimited Inc., a Delaware corporation (the “Guarantor”), solely as required by Section 12.2 of the Acquisition Agreement (as defined below), and Preferred Rocks USS, Inc., a Delaware corporation (the “Buyer” and together with the Company, the Guarantor and the Seller, the “Parties”).

RECITALS

The Parties are signatories to the Acquisition Agreement (the “Acquisition Agreement”), dated as of June 27, 2008, as amended by the First Acquisition Agreement Amendment, dated November 4, 2008 (the “First Amendment”), which contemplates a transaction in which the Buyer will acquire USS Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Seller (“USS Holdings”), by effecting a merger of a wholly owned subsidiary to be formed by the Buyer with and into USS Holdings, with USS Holdings being the surviving corporation. The Purchaser and the Sellers wish to amend the Acquisition Agreement as set forth herein.

AGREEMENT

In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth or referred to below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Acquisition Agreement.

2. Amendments to the Acquisition Agreement. The Parties hereby agree that, effective as of the date hereof, the Acquisition Agreement, as amended, is hereby further amended as follows:

2.1. Amendment to the Definition of Transaction Consideration. The definition of Transaction Consideration in Section 1.1 of the Acquisition Agreement, as amended, is hereby further amended by replacing the phrase added to the end of such definition pursuant to the First Amendment with the following, “; plus an amount equal to the product of Twenty-Thousand Dollars ($20,000) multiplied by the number of days after November 20, 2008 up to and including the Closing Date.”

2.2. Amendment to Section 2.4(b). Section 2.4(b) of the Acquisition Agreement, as amended, is hereby further amended by replacing the phrase added following the words “if the Estimated Adjustment Amount is negative” pursuant to the First Amendment with the following, “plus an amount equal to the product of Twenty-Thousand Dollars ($20,000) multiplied by the number of days after November 20, 2008 up to and including the Closing Date”.

2.3. Amendment to Section 11.1(b). Section 11.1(b) of the Acquisition Agreement, as amended, is hereby further amended by deleting such section in its entirety, and replacing it with the following, “at the election of the Seller by written notice to the Buyer, or at the election of the Buyer, by written notice to the Seller, after November 26, 2008, if the Closing shall not have occurred by such date (the “Termination Date”); provided, however, that if the conditions to the Closing set forth in Sections 8.4(a) and 9.4(a) have not been satisfied on or before 11:59 a.m., New York time, on November 25, 2008, then the Buyer shall have the right, at the Buyer’s sole election, to cause Two Million Dollars ($2,000,000) to be deposited with the Escrow Agent and held pursuant to the terms of the Escrow Agreement on or before 11:59 p.m. on November 26, 2008, and upon such deposit, with no further action by either the Buyer or the Seller, the “Termination Date” shall be December 8, 2008 (the “Optional Termination Date Extension”).

3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and the Company that: (a) the Buyer has all necessary corporate power and authority to execute and deliver this Second Amendment and to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this Second Amendment by each of the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer; and (c) this Second Amendment has been duly and validly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery by the Seller and the Company, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

4. Representations and Warranties of the Seller and the Company. The Seller and the Company represent and warrant to the Buyer that: (a) each of the Seller and the Company has all necessary power and authority to execute and deliver this Second Amendment and to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this Second Amendment by each of the Seller and the Company and the consummation by each of the Seller and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of the Seller and the Company; and (c) this Second Amendment has been duly and validly executed and delivered by each of the Seller and the Company, and assuming the due authorization, execution and delivery by the Buyer and the Guarantor, constitutes a legal, valid and binding obligation of each of the Seller and the Company, enforceable against each of the Seller and the Company in accordance with its terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

5. Termination of Second Amendment. If Golden Gate Private Equity, Inc. or its relevant affiliates shall not have made capital calls to its limited partners for at least $200 million (less the amount of available cash on hand as of November 10, 2008, or to be received from previous capital calls) in connection with the transactions contemplated by the Acquisition Agreement, as amended, including herein, by 11:59 p.m. EST on November 10, 2008 and certified to the Seller by such time, in form reasonably acceptable to the Seller, that it had made such capital calls, this Second Amendment shall immediately terminate and be null and void and the Acquisition Agreement shall remain unmodified by the terms of this Second Amendment.

6. Miscellaneous.

6.1. Entire Agreement. This Second Amendment, the Acquisition Agreement, the First Amendment and the other agreements referred to therein set forth the entire understanding between the parties hereto with respect to the subject matter hereof and thereof. Except to the extent specifically amended hereby, or by the First Amendment, the provisions of the Acquisition Agreement shall remain unmodified, and the Acquisition Agreement is hereby confirmed as being in full force and effect.

6.2. Assignment. This Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives as part of the Acquisition Agreement in accordance with the terms thereof.

6.3. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

6.4. Governing Law. This Second Amendment and all claims arising hereunder or in connection herewith shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Second Amendment to be executed, as of the date first above written, by their officers or other representatives thereunto duly authorized.

PREFERRED ROCKS USS, INC.

By:
Name:	D. Charles Houder
Title:	Vice President

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:	for Philip Falcone
Name:	David Maura
Title:	Director of Investments.

HOURGLASS ACQUISITION I, LLC

By:	for Philip Falcone
Name:	David Maura
Title:	Director

Solely for the purpose of amending the Acquisition Agreement pursuant to Section 12.2:

PREFERRED UNLIMITED INC.

By:
Name:	D. Charles Houder
Title:	Vice President

[Signature Page to Second Amendment]